Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES APPOINTMENT OF JAMES R. LARSON AS DIRECTOR

Oklahoma City, Oklahoma (JULY 21, 2011)  Compressco Partners, L.P. (NASDAQ: GSJK) announced today that the board of directors of its general partner, Compressco Partners GP Inc. (the General Partner) has appointed James R. Larson to serve on its board of directors. Mr. Larson will serve as an independent director and as Chairman of the Audit Committee of the board.

Ronald J. Foster, President and a director of the General Partner, stated, “We are extremely pleased to be adding Jim Larson to our board of directors. Jim’s 25-year career with Anadarko Petroleum Corporation prior to his retirement in 2006 included service as senior vice president, finance, and chief financial officer. Jim currently serves as a director of EV Energy Partners, L.P., a Houston-based publicly-traded limited partnership engaged in acquiring, producing and developing oil and gas properties. Jim’s expertise in corporate finance and accounting and his nearly thirty years of service in the oil and gas industry will be valuable resources for our board.”

Compressco Partners is a provider of wellhead compression-based production enhancement services to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States, and has significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com